SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (date of earliest event reported): JULY 30, 2004

                                KELLWOOD COMPANY
               (Exact name of Registrant as specified in Charter)

            DELAWARE                    000-07340                36-2472410
(Jurisdiction of incorporation    (Commission File Number)     (IRS Employer
        or organization)                                     Identification No.)

                              600 KELLWOOD PARKWAY
                            ST. LOUIS, MISSOURI 63017
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (314) 576-3100

                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)



ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

On July 30, 2004, Kellwood Company issued the press release attached hereto as
Exhibit 99.1 regarding the filing of the registration statement which registered for resale 3.50% Convertible Senior Debentures due 2034 and the underlying common stock issuable upon conversion of the debentures.

On July 29, 2004, Kellwood irrevocably elected to satisfy in cash 100% of the accreted principal amount of debentures converted after July 29, 2004. Kellwood may still satisfy the remainder of its conversion obligation with respect to the debentures to the extent it exceeds the accreted principal amount in cash or common stock or a combination of cash and common stock. The Financial Accounting Standards Board is currently considering proposed changes to the accounting rules for contingently convertible instruments. As a result of Kellwood's election, under the proposed accounting rules being considered, Kellwood would determine the amount of shares, in excess of the accreted principal to be paid in cash, to be included in the calculation of diluted earnings per share when the common stock price exceeds the conversion price of $53.35 regardless of whether the conversion trigger price requirement has been met. Below a stock price of $53.35, the proposed rules



                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 KELLWOOD COMPANY

                                                 By: /s/ Thomas H. Pollihan
                                                    ----------------------------
                                                 Name: Thomas H. Pollihan
                                                 Title: Senior Vice President
                                                        and General Counsel
Dated: August 2, 2004